        U.S. SECURITIES AND EXCHANGE COMMISSION              OMB APPROVAL
              Washington, DC 20549                   ---------------------------
                                                     OMB Number        3235-0287
                     FORM 4                          Expires  September 30, 1998
                                                     Estimated average burden
                                                     hours per response ...  0.5

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[_] Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

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1.   Name and Address of Reporting Person*

     Miller, III                     Lloyd                     I.
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   (Last)                           (First)             (Middle)

                                4550 Gordon Drive
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                                    (Street)

    Naples                            FL                 34102
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   (City)                           (State)              (Zip)

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2.   Issuer Name and Ticker or Trading Symbol

                           Synergy Brands Inc. - SYBR
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3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)


                                  ###-##-####
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4.   Statement for Month/Year

                                   March 2002
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5.   If Amendment, Date of Original (Month/Year)


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6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [_]  Director                             [X]  10% Owner
     [_]  Officer (give title below)           [_]  Other (specify below)

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7.   Individual or Joint/Group Filing (Check applicable line)

     [X]  Form filed by one Reporting Person
     [_]  Form filed by more than one Reporting Person
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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
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
                                                                                                                6.
                                                                 4.                              5.             Owner-
                                                                 Securities Acquired (A) or      Amount of      ship
                                                    3.           Disposed of (D)                 Securities     Form:     7.
                                                    Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                                      2.            Code         ------------------------------- Owned at End   (D) or    Indirect
1.                                    Transaction   (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security                     Date          ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                            (mm/dd/yy)     Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
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

 Common Stock                         3/13/02         P              5,000       A      $1.14                   I         By Lloyd
                                                                                                                          I. Miller,
                                                                                                                          III,
                                                                                                                          Trust A-4
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 Common Stock                         3/26/02         P              35,738      A      $1.00     303,886(1)    I         By Lloyd
                                                                                                                          I. Miller,
                                                                                                                          III,
                                                                                                                          Trust A-4
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 Common Stock                         3/14/02         P              1,900       A      $1.14632                I         By Milfam
                                                                                                                          II, L.P.
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 Common Stock                         3/27/02         P              44,500      A      $1.00     129,800(1)    I         By Milfam
                                                                                                                          II, L.P.
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 Common Stock                         3/26/02         P              36,000      A      $1.00                   D
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 Common Stock                         3/27/02         P              67,778      A      $1.00                   D
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 Common Stock                         3/28/02         P              15,000      A      $1.00     300,730       D
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 Common Stock                         3/27/02         P              60,000      A      $1.00     142,000(1)    I         By Dail
                                                                                                                          Miller
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
*    If the Form is filed by more than one Reporting Person, see Instruction
     4(b)(v).

     Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
         (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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
                                                                                                                    10.
                                                                                                          9.        Owner-
                                                                                                          Number    ship
                                                                                                          of        Form
                  2.                                                                                    Deriv-    of
                  Conver-                    5.                              7.                         ative     Deriv-   11.
                  sion                       Number of                       Title and Amount           Secur-    ative    Nature
                  or                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                  Exer-             4.       Securities    Date              Securities        Price    Bene-     ity:     In-
                  cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                  Price    Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                of       action   Code     of(D)         (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of          Deriv-   Date     (Instr.  (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative        ative    (Month/  8)       4 and 5)      Date     Expira-            Number  ity      Month     (I)      ship
Security          Secur-   Day/     ------   ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)        ity      Year)    Code V    (A)     (D)  cisable  Date     Title     Shares  5)       4)        4)       4)
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

Common Stocks
  Warrants        $1.25    9/24/01  A    V    20,000       Immed.   9/24/06  Common    20,000           20,000(1) I       By Dail
(right to buy)                                                               Stock                                         Miller
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Common Stocks
  Warrants        $1.25    9/24/01  A    V    60,000       Immed.   9/24/06  Common    60,000           60,000(1) I        By Milfam
(right to buy)                                                               Stock                                         I, L.P.
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Common Stocks
  Warrants        $1.25    9/24/01  A    V    20,000       Immed.   9/24/06  Common    20,000           20,000    D
(right to buy)                                                               Stock
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

 Explanation of Responses:

 (1) The reporting person disclaims beneficial ownership of these securities except to the extent of his pecuniary interest therein. This filing shall not be deemed an admission that the reporting person is, for purposes of Section 16 of the Act or otherwise, the beneficial owner of any equity securities covered by this filing.



                                          /s/ Lloyd I. Miller, III        4/5/02
                                    -------------------------------       ------
                                    **Signature of Reporting Person        Date

** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.


                                  Page 2 of 3
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1.   Name and Address of Reporting Person*

     Miller, III                     Lloyd                     I.
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2.   Issuer Name and Ticker or Trading Symbol

                           Synergy Brands Inc. - SYBR
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4.   Statement for Month/Year

                                   March 2002
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                 TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF,
(CONTINUED)                     OR BENEFICIALLY OWNED
================================================================================

                                                                                                             6.
                                                              4.                              5.             Owner-
                                                              Securities Acquired (A) or      Amount of      ship
                                                 3.           Disposed of (D)                 Securities     Form:        7.
                                                 Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct       Nature of
                                   2.            Code         ------------------------------- Owned at End   (D) or       Indirect
1.                                 Transaction   (Instr. 8)                   (A)             of Month       Indirect     Beneficial
Title of Security                  Date          ------------     Amount      or     Price    (Instr. 3      (I)          Ownership
(Instr. 3)                         (mm/dd/yy)     Code     V                  (D)             and 4)         (Instr.4)    (Instr. 4)
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

Common Stock                                                                                   47,008(1)     I            By Lloyd
                                                                                                                          I. Miller,
                                                                                                                          III,
                                                                                                                          Trust C
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Common Stock                                                                                  240,00(1)      I            By Milfam
                                                                                                                          I, L.P.
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

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